2201 Waukegan Road

Suite 300

Bannockburn, Illinois 60015

December 31, 2010

Mr. Eric Tinch

Dear Eric:

This letter (the “Amendment”) sets forth the terms of your resignation as an officer of APAC Customer Services, Inc. (the “Company”). The Company and you entered into an Offer Letter Agreement dated as of April 1, 2010 (“Offer Letter”). Any capitalized term not defined in this Amendment has the meaning defined in the Offer Letter as applies.

1. Resignation from Employment. Effective December 31, 2010, at 5:00 PM CST (the “Termination Date”), the Company and you mutually agree that your employment shall terminate, and in connection with such termination, the Company accepts your resignation from your positions as Senior Vice President, Human Resources of the Company and as an officer and director of all other subsidiaries and affiliates of the Company on which you are serving and from any fiduciary position in which you may be serving in connection with the Company’s employee benefit plans or otherwise. The Termination Date is your “separation from service” date for purposes of Section 409A of the Code.

2. Payments Upon Termination Date. Effective the Termination Date you will be entitled to:

(a) your current Base Salary paid through the Termination Date to the extent not already paid;

(b) continued cash payments of your current Base Salary until June 30, 2011, in equal installments in accordance with the Company’s payroll practices;

(c) provided that you (and if applicable your dependents) elect healthcare continuation coverage under COBRA, for a period of six (6) months you will be required to pay only the premium amount charged to active employees for such healthcare coverage and the Company will pay the balance of your COBRA premiums, subject to immediate cessation of Company payment at any such time during this period that you become eligible for health benefits in connection with subsequent employment; and

(d) a lump sum cash payment of Seventeen Thousand Nine Hundred Dollars ($17,900).

The Company will withhold all applicable taxes from the amounts payable under this Section 2 to the extent required by law.

3. Compliance with Covenants; General Release. You agree that you are bound by and will continue to comply with all of the covenants set forth in your Offer Letter, and set forth in the Agreement Protecting Company Interests thereunder, in accordance with the terms thereof (collectively, “Covenants”). Notwithstanding the above, Section 6 of your Agreement Protecting Company Interests is modified such that the Non-Competition Period is reduced from a “period of one year following my termination or separation (for any reason)” to a “period of six months following my termination or separation (for any reason).”

4. Your entitlements under Section 2 above (except Section 2(a)) are subject to (i) your continued compliance with the Covenants; (ii) your execution and delivery of a general release of claims to the Company within 21 days after the Termination Date, that is not revoked, in accordance with the form attached hereto as Exhibit A and (iii) your execution and delivery of an acknowledgement to comply with policies and procedures in accordance with the form attached hereto as Exhibit B.

5. Employment Security Agreement. Your Employment Security Agreement with the Company terminates and ceases to be effective as of the Termination Date.

6. Non-Disparagement. Both during and after your employment with the Company, you shall not disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for, the Company or any of its current or former clients, suppliers, officers, directors, employees, agents, consultants, contractors, owners, parents, subsidiaries, or divisions, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites. After termination of your employment with the Company, the senior officers of the Company shall not, and the members of the Board will be asked not to, disparage, portray in a negative light, or take any action that would be harmful to, or lead to unfavorable publicity for you, whether in public or private, including without limitation, in any and all interviews, oral statements, written materials, electronically displayed materials, and materials or information displayed on Internet-related sites.

7. Counterparts. This Amendment may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

If this Amendment is acceptable to you, please sign below and promptly return the fully signed original to me.

Sincerely,

APAC Customer Services, Inc.

By:/s/ Kevin T. Keleghan
Kevin T. Keleghan
President and CEO

UNDERSTOOD AND AGREED:

/s/ Eric Tinch
Eric Tinch

Date: December 31, 2010

WAIVER AND RELEASE AGREEMENT

1. GENERAL RELEASE OF CLAIMS. IN CONSIDERATION FOR THE SEVERANCE PAY IN THE AMOUNT SET FORTH IN SECTION 2 OF THAT CERTAIN AMENDMENT OF OFFER LETTER DATED DECEMBER 31, 2010 (“AMENDMENT”), LESS ALL APPLICABLE WITHHOLDING TAXES, TO BE PROVIDED TO ME UNDER THE TERMS REFERENCED HEREIN, I, ERIC TINCH, ON BEHALF OF MYSELF AND MY HEIRS, EXECUTORS, ADMINISTRATORS, ATTORNEYS AND ASSIGNS, HEREBY AGREE TO THE TERMS CONTAINED IN THIS WAIVER AND RELEASE AGREEMENT AND WAIVE, RELEASE AND FOREVER DISCHARGE APAC CUSTOMER SERVICES, INC. (“APAC”) AND APAC’S SUBSIDIARIES, DIVISIONS AND AFFILIATES, WHETHER DIRECT OR INDIRECT, ITS AND THEIR JOINT VENTURES AND JOINT VENTURERS (HEREINAFTER COLLECTIVELY REFERRED TO AS THE “EMPLOYER”) (INCLUDING ITS AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, SHAREHOLDERS, PARTNERS AND AGENTS, PAST, PRESENT, AND FUTURE), AND EACH OF ITS AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS (HEREINAFTER COLLECTIVELY REFERRED TO AS RELEASEES), FROM ANY AND ALL KNOWN OR UNKNOWN ACTIONS, CAUSES OF ACTION, CLAIMS OR LIABILITIES OF ANY KIND WHICH HAVE OR COULD BE ASSERTED AGAINST THE RELEASEES ARISING OUT OF OR RELATED TO MY EMPLOYMENT WITH AND/OR SEPARATION FROM EMPLOYMENT WITH THE EMPLOYER AND/OR ANY OF THE OF RELEASEES AND/OR ANY OTHER OCCURRENCE UP TO AND INCLUDING THE DATE OF THIS WAIVER AND RELEASE AGREEMENT (“AGREEMENT”), INCLUDING BUT NOT LIMITED TO CLAIMS THAT ANY OR ALL OF THE RELEASEES:

(a) discriminated or retaliated against me or others on the basis of race, color, sex (including sexual harassment), national origin, ancestry, ethnic characteristics, disability, perceived disability, history of disability, handicap, religion, creed, sexual orientation, marital status, parental status, veteran status, source of income, entitlement to benefits, union activities, whistleblower activities, age or any other claim or right I may have under the Age Discrimination in Employment Act of 1967, as amended, or any other status protected by federal, state, or local laws, constitutions, regulations, ordinances or executive orders; or

(b) failed to give proper notice of this employment termination under the Worker Adjustment and Retraining Notification Act, or any similar state or local statute or ordinance; or

(c) violated any other federal, state, or local employment statute, such as the Employee Retirement Income Security Act of 1974; the Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Civil Rights Act of 1866; the Americans With Disabilities Act of 1990 (“ADEA”); the Equal Pay Act of 1963, the Rehabilitation Act of 1973; the Fair Labor Standards Act of 1938; the Occupational Safety and Health Act of 1970, state wage payment and collection statutes; all as amended; and any other laws relating to employment; or

(d) violated the Employer’s personnel policies, handbooks, any covenant of good faith and fair dealing, or any contract of employment, express or implied, written or oral, between me and the Employer; or

(e) violated public policy or common law, including claims for or based upon: personal injury, invasion of privacy, retaliatory or wrongful discharge, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, intentional interference with contract, impairment of economic opportunity, loss of business opportunity, loss of wages, bonuses, commissions, expenses or benefits of any kind, fraud, misrepresentation, negligence, or any other kind of tort, detrimental reliance, loss of consortium to me or any member of my family, and/or promissory estoppel, or

(f) is in any way obligated for any reason to pay my damages, expenses, litigation costs (including attorneys’ fees), bonuses, commissions, disability benefits, compensatory damages, punitive damages, and/or interest, or to make any payments after my separation date in the nature of a mortgage subsidy and related tax gross-up, related to any prior relocation, but excluding the filing of any claims which I may make under state workers’ compensation or unemployment laws, and/or claims which by law I cannot waive, including my rights to file a charge with an administrative agency or participate in an agency investigation. However, I understand I am waiving all rights to recover money in connection with any such charge or investigation. For the purpose of giving a full and complete release, I understand and agree that this Agreement includes all claims that I may have and that I do not now know or suspect to exist in my favor against the Releasees, and that this Agreement extinguishes those claims.

2. Enforcement. If I pursue any claim that I have released and I do not prevail, I agree (1) to pay the Releasee’s court costs, expenses and reasonable attorneys fees incurred in defending against the claim or, at the Releasee’s option, (2) to repay the Releasees anything they gave me for this Agreement, less $100. This enforcement provision does not apply to an ADEA claim. This enforcement provision will not affect the validity of this Agreement and will not be deemed to be a penalty or forfeiture.

3. Waiver As To Claims By Others. I further waive my right to any monetary recovery should any other individual or federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Employer and/or any of the other Releasees.

4. Acknowledgment And Promise Not To Reapply. I acknowledge that I have not suffered any on-the-job injury for which I have not already filed a claim. I also promise not to reapply for or otherwise seek employment with the Employer.

5. Other Agreements Binding. I further acknowledge and agree that following my date of termination of employment, I will remain bound by the Agreement Protecting Company Interests, Restrictive Covenant Agreement or Non-Disclosure Agreement that I have executed, and that if I breach the provisions of such Agreement Protecting Company Interests, Restrictive Covenant Agreement or Non-Disclosure Agreement, then (a) the Employer will be entitled to apply for and receive an injunction to restrain any such breach, (b) the Employer will not be obligated to continue payment of the severance pay and availability of separation benefits, if any, to me, (c) I will be obligated upon demand to repay to the Employer all but $100 of the severance pay and cost of the separation benefits paid or made available, and (d) I will be obligated to pay to the Employer its costs and expenses in enforcing the Agreement Protecting Company Interests, Restrictive Covenant Agreement or Non-Disclosure Agreement that I executed (including court costs, expenses and reasonable legal fees).

6. Time To Consider And Confer With Attorney. I acknowledge that I have been given at least twenty-one (21) days to consider this Agreement thoroughly and that, by this Agreement, I have been encouraged to consult with my personal attorney, if desired, before signing below. If I sign and return this Agreement before the end of the 21-day period, I certify that my acceptance of a shortened time period is knowing and voluntary, and that the Releasees did not — through fraud, misrepresentation, a threat to withdraw or alter the offer before the 21-day period expires, or by providing different terms to other employees who sign the release before such time expires — improperly encourage me to sign.

7. Right To Revoke. I understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the General Counsel, APAC Customer Services, Inc., 2201 Waukegan Road, Suite 300, Bannockburn, Illinois 60015. I further understand that if I revoke this Agreement, I will not receive the severance pay. I understand that if I do not revoke the Agreement within the seven (7) day period, it becomes irrevocable. Following the expiration of the revocation period and provided that I have not revoked the executed Agreement, my entitlements under Section 4 of the Amendment will be paid as set forth therein, less all applicable withholding taxes.

8. Consideration. I also understand that my agreement to enter into this Agreement and the entitlements that I will receive under the Amendment in exchange for signing and not later revoking this Agreement is in addition to anything of value to which I am already entitled.

9. Release Of Known And Unknown Claims. I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE.

10. Cooperation After My Separation. I further agree that, subject to reimbursement by the Employer of reasonable out-of-pocket costs and expenses (in compliance with APAC’s business reimbursement policy), I will cooperate with the Releasees and their attorneys with respect to any matter (including, but not limited to, litigation, investigation or governmental proceeding) that relates to matters with which I was involved while I was employed by the Employer. My required cooperation may include appearing from time to time at the Employer’s offices or the Releasees’ attorneys’ offices for conferences and interviews, and in general providing the Releasees and their attorneys with the full benefit of my knowledge with respect to any such matter. I agree to cooperate in a timely fashion and at times that are agreeable to all parties.

11. Confidentiality Of Agreement. I agree that the terms of this Agreement are confidential and, to the extent not otherwise disclosed by the Company pursuant to applicable law, that I will not disclose them to any person or entity, except to my immediate family, attorney, financial advisor, or unless compelled to do so under subpoena or other judicial process.

12. Severability. I acknowledge and agree that if any provision of this Agreement is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Agreement will continue in full force and effect. I further agree that if the General Release provided for in paragraph (1) above is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, to execute, upon the request of any of the Releasees, a General Release which is deemed valid and enforceable.

13. Binding Effect; Complete Agreement. This Agreement is binding on the parties, their representatives, agents and assigns and as to me, my spouse, heirs, legatees, administrators, and personal representatives. This Agreement is the exclusive and complete agreement between me and the Employer relating to the subject matter of this Agreement. No amendment will be binding unless in writing and signed by me and the Employer.

14. Governing Law. This Agreement is deemed made and entered into in the State of Illinois, and in all respects will be interpreted, enforced and governed under applicable federal law and in the event reference will be made to State law, the internal laws of the State of Illinois. Any dispute under this Agreement will be adjudicated by a court of competent jurisdiction in the State of Illinois.

15. Knowing And Voluntary Decision. I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Agreement and that I knowingly, voluntarily and in full settlement of all claims arising out of my employment or termination of employment with the Employer, which existed in the past or currently exist, enter into this Agreement by signing below.

EMPLOYEE	EMPLOYER
(Signature of Employee) (Date)	APAC Customer Services, Inc. Name:

Title:

(Date)

Exhibit B

ACKNOWLEDGEMENT OF CONTINUING
REQUIREMENT TO COMPLY WITH POLICIES AND PROCEDURES

I understand and acknowledge that following my separation, retirement, termination or resignation (collectively referred to as “separation”) from APAC Customer Services, Inc. (“APAC” or “Company”), I have a continuing obligation to comply with all Company policies and procedures which survive my separation.

Some examples of these continuing obligations include, but are not limited to my ongoing duty to maintain confidentiality and comply with the Company’s Insider Trading Policy.  However, I understand and acknowledge that it is my responsibility either to review all Company policies and procedures before my separation from the Company or to request from the Company’s General Counsel or Human Resources the identity of all continuing obligations.

If I have any questions relating to any of my continuing compliance obligations or the appropriate action to take in a situation, I will immediately contact the General Counsel, and I understand that any failure to do so may lead to a violation of continuing obligations I possess and, thus, potential legal consequences.

Signature

Print Name:

Date: